Exhibit 99

Colgate Announces 3rd Quarter 2019 Results

NEW YORK--(BUSINESS WIRE)--November 1, 2019--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $3,928 million in third quarter 2019, an increase of 2.0% versus third quarter 2018. Global unit volume increased 3.0%, pricing increased 1.5% and foreign exchange was negative 2.5%. Organic sales (Net sales excluding the impact of foreign exchange, acquisitions and divestments) increased 4.5%.

Net income and Diluted earnings per share in third quarter 2019 were $578 million and $0.67, respectively. Net income in third quarter 2019 included $36 million ($0.04 per diluted share) of aftertax charges resulting from the Company’s Global Growth and Efficiency Program and acquisition costs primarily related to the previously disclosed acquisition of the Laboratoires Filorga Cosmétiques ("Filorga") skin health business, which closed on September 19, 2019.

Net income and Diluted earnings per share in third quarter 2018 were $523 million and $0.60, respectively. Net income in third quarter 2018 included $102 million ($0.12 per diluted share) of aftertax charges resulting from the Global Growth and Efficiency Program and related to U.S. tax reform.

Excluding charges resulting from the Global Growth and Efficiency Program in both periods, acquisition costs in 2019 and the charge related to U.S. tax reform in 2018, Net income in third quarter 2019 was $614 million, a decrease of 2% versus third quarter 2018, and Diluted earnings per share in third quarter 2019 were $0.71, a decrease of 1% versus third quarter 2018.

Gross profit margin was 59.0% in third quarter 2019, even with third quarter 2018. Excluding charges resulting from the Global Growth and Efficiency Program in both periods, Gross profit margin was 59.0% in third quarter 2019, a decrease of 20 basis points versus the year ago quarter as higher raw and packaging material costs, which included foreign exchange transaction costs, were partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing.

Selling, general and administrative expenses were 36.4% of Net sales in third quarter 2019 versus 35.6% of Net sales in third quarter 2018. Excluding charges resulting from the Global Growth and Efficiency Program in both periods, Selling, general and administrative expenses increased by 30 basis points versus the year ago quarter to 35.7% of Net sales in third quarter 2019 due to increased advertising investment, partially offset by lower overhead expenses, both as a percentage of Net sales. On an absolute basis, worldwide advertising investment increased 7% to $423 million versus $395 million in the year ago quarter.

Operating profit decreased to $856 million in third quarter 2019 compared to $874 million in third quarter 2018. Excluding charges resulting from the Global Growth and Efficiency Program in both periods and acquisition costs in 2019, Operating profit was $900 million in third quarter 2019, even with third quarter 2018. Operating profit margin was 21.8% in third quarter 2019 versus 22.7% in third quarter 2018. Excluding charges resulting from the Global Growth and Efficiency Program in both periods and acquisition costs in 2019, Operating profit margin was 22.9% in third quarter 2019, a decrease of 50 basis points versus the year ago quarter. This decrease in Operating profit margin was due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales.

Net cash provided by operations year to date was $2,163 million compared to $2,194 million in the comparable 2018 period. Working capital as a percentage of Net sales was negative 2.8% compared to negative 3.1% in the year ago period.

Noel Wallace, President and Chief Executive Officer, commented on the third quarter results, “We are pleased that our growth continued to accelerate this quarter, having achieved sequential improvement in organic sales growth for the fourth consecutive quarter. The strong 4.5% growth was again driven by both positive volume and higher pricing.

"We are very focused on sustaining this growth momentum by continuing to innovate in our core businesses, pursue adjacent categories and expand into new markets and channels. We also continue to invest behind our brands, with our advertising investment increasing in absolute dollars and as a percent to sales versus third quarter 2018.

“Colgate’s leadership of the global toothpaste market continued during the quarter with our global market share at 41.2% year to date. Our global leadership in manual toothbrushes also continued with Colgate’s global market share in that category at 31.6% year to date.”

Mr. Wallace continued, “As we look ahead, based on current spot rates, we continue to expect 2019 net sales to be flat to up low-single-digits, with organic sales now expected to be up between 3% and 4%, roughly in line with year-to-date growth.

“On a GAAP basis, based on current spot rates, we now expect a slight decline in gross margin and continue to expect a low-single-digit decline in earnings per share in 2019.

“Excluding charges resulting from the Global Growth and Efficiency Program in both 2018 and 2019, acquisition costs in 2019, the charge related to U.S. tax reform in 2018 and the benefit from a foreign tax matter in 2018, based on current spot rates, we now expect a slight decline in gross margin and continue to plan for increased advertising investment and a mid-single-digit decline in earnings per share.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results. To access this call as a webcast, please go to Colgate’s website at http://www.colgatepalmolive.com.

The following are comments about divisional performance for third quarter 2019 versus the year ago period. See attached Geographic Sales Analysis Percentage Changes and Segment Information tables for additional information on divisional net sales and operating profit.

North America (22% of Company Sales)

North America Net sales increased 1.5% in third quarter 2019. Unit volume increased 0.5%, pricing increased 1.0% and foreign exchange was even with the year ago period. Organic sales for North America increased 1.5%.

Operating profit in North America decreased 4% in third quarter 2019 to $248 million, or 170 basis points to 28.5% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to a decrease in Gross profit, partially offset by a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, partially offset by cost savings from the Company’s funding-the-growth initiatives. This decrease in Selling, general and administrative expenses was primarily due to lower overhead expenses.

In the U.S., Colgate's share of the toothpaste market is at 34.3% year to date. Successful products include Colgate Optic White Stain Fighter, Colgate Essentials with Charcoal and Colgate TotalSF toothpastes. In manual toothbrushes, Colgate maintained its brand market leadership in the U.S. with its market share in that category at 39.9% year to date, supported by the success of Colgate 360° and Colgate Gum Health manual toothbrushes.

Products succeeding in other categories include EltaMD foaming facial cleanser, EltaMD UV Clear facial sunscreen, PCA Skin Vitamin B3 Brightening Serum, Irish Spring 5-in-1 body wash, Fabuloso Complete liquid cleaner and Suavitel Complete fabric conditioner.

Latin America (23% of Company Sales)

Latin America Net sales increased 3.0% in third quarter 2019. Unit volume increased 4.5%, pricing increased 3.5% and foreign exchange was negative 5.0%. Volume gains were led by Brazil, Central America, Colombia and Mexico. Organic sales for Latin America increased 8.0%.

Operating profit in Latin America increased 6% in third quarter 2019 to $235 million, or 80 basis points to 26.7% of Net sales. This increase in Operating profit as a percentage of Net sales was primarily due to an increase in Gross profit, partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was primarily due to cost savings from the Company’s funding-the-growth initiatives and higher pricing, partially offset by higher raw and packaging material costs, which included foreign exchange transaction costs. This increase in Selling, general and administrative expenses was due to increased advertising investment, partially offset by lower overhead expenses.

Colgate maintained its toothpaste leadership in Latin America during the quarter, with market share gains in Colombia, the Dominican Republic, Panama, Chile, El Salvador and Honduras. Products succeeding in the region include the relaunched Colgate Total 12, Colgate Natural Extracts, Colgate Periogard, Colgate Orthogard and elmex toothpastes. Colgate’s leadership in the manual toothbrush category continued in the region, supported by the success of Colgate Pro Cuidado, Colgate Ultra Soft and Colgate Bamboo manual toothbrushes.

Products succeeding in other categories include Colgate Total 12 and Colgate Periogard mouthwashes, Protex Pro-Hidrata and Palmolive Natureza Secreta bar soaps, Lady Speed Stick Clinical Complete and Speed Stick Clinical Complete deodorants, Suavitel Complete fabric conditioner, Axion dish liquid and Fabuloso Bleach Alternative liquid cleaner.

Europe (15% of Company Sales)

Europe Net sales decreased 5.0% in third quarter 2019. Unit volume increased 1.5%, pricing decreased 1.5% and foreign exchange was negative 5.0%. Volume gains in France, Spain and the United Kingdom were partially offset by volume declines in Germany. Organic sales for Europe were even with the year ago period. The results of operations of Filorga for the period from the acquisition date through September 30, 2019 were not material to the Company's consolidated results of operations and are not included in the Company's third quarter results.

Operating profit in Europe decreased 6% in third quarter 2019 to $153 million, or 10 basis points to 25.2% of Net sales. This decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit, partially offset by a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross Profit was primarily due to higher raw and packaging material costs and lower pricing, partially offset by cost savings from the Company’s funding-the-growth initiatives. This decrease in Selling, general and administrative expenses was primarily due to decreased advertising investment.

Colgate maintained its toothpaste leadership in Europe during the quarter, with market share gains in the United Kingdom, Italy, Spain, Greece, the Netherlands and Denmark. Products succeeding in oral care include the relaunched Colgate Total, Colgate Max White Expert Anti-Stain, Colgate Max White Charcoal, Colgate Natural Extracts Charcoal and elmex toothpastes, Colgate Slim Soft Advanced manual toothbrush and meridol mouthwash.

Products succeeding in other categories include Sanex pump body lotions, Palmolive Clay and Sanex body washes, Ajax Boost liquid cleaner and Soupline fabric conditioner.

Asia Pacific (18% of Company Sales)

Asia Pacific Net sales increased 2.5% during third quarter 2019. Unit volume increased 2.0%, pricing increased 1.0% and foreign exchange was negative 0.5%. Volume gains in the Philippines, Australia, India, New Zealand and the Greater China region were partially offset by volume declines in Malaysia. Organic sales for Asia Pacific increased 3.0%.

Operating profit in Asia Pacific increased 1% in third quarter 2019 to $193 million, while as a percentage of Net sales it decreased 40 basis points to 28.0% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to an increase in Selling, general and administrative expenses, partially offset by an increase in Gross profit, both as a percentage of Net sales. This increase in Gross Profit was primarily due to cost savings from the Company’s funding-the-growth initiatives and higher pricing, partially offset by higher raw and packaging material costs. This increase in Selling, general and administrative expenses was due to higher overhead expenses and increased advertising investment.

Colgate maintained its toothpaste leadership in the Asia Pacific region during the quarter with market share gains in the Philippines, New Zealand and Pakistan. Products succeeding in oral care include Colgate Maximum Cavity Protection with Amino Power, Colgate Charcoal Clean, Colgate Miracle Repair, Colgate Vedshakti and elmex toothpastes and Colgate Cushion Clean manual toothbrush.

Products succeeding in other categories include Palmolive Men With Natural Charcoal bar soap, Palmolive Luminous Oils shower gel and liquid hand soap and Ajax Eco Clean multipurpose biodegradable wipes.

Africa/Eurasia (6% of Company Sales)

Africa/Eurasia Net sales increased 5.0% during third quarter 2019. Unit volume increased 3.0%, pricing increased 4.0% and foreign exchange was negative 2.0%. The Company's new joint venture in Nigeria contributed 1.0% to Net sales and unit volume growth. Volume gains in Russia, the Gulf States and Kenya were partially offset by volume declines in South Africa. Organic sales and organic unit volume for Africa/Eurasia increased 6.0% and 2.0%, respectively.

Operating profit in Africa/Eurasia increased 17% in third quarter 2019 to $48 million, or 200 basis points to 19.4% of Net sales. This increase in Operating profit as a percentage of Net sales was primarily due to an increase in Gross profit, partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was primarily due to cost savings from the Company’s funding-the-growth initiatives and higher pricing, partially offset by higher raw and packaging material costs, which included foreign exchange transaction costs. This increase in Selling, general and administrative expenses was due to higher overhead expenses and increased advertising investment.

Colgate maintained its toothpaste leadership in Africa/Eurasia during the quarter, with market share gains in Turkey, Kazakhstan, Morocco, Jordan and Bahrain. Successful products contributing to sales in the region include the relaunched Colgate Total 12, Colgate Optic White Charcoal, Colgate Safe Whitening and meridol toothpastes, and Palmolive Micellar Care shower gel and bar soap.

Hill's Pet Nutrition (16% of Company Sales)

Hill’s Net sales increased 8.5% during third quarter 2019. Unit volume increased 6.5%, pricing increased 3.5% and foreign exchange was negative 1.5%. Volume gains in the United States and Western Europe were partially offset by volume declines in South Africa. Hill’s organic sales increased 10.0%.

Hill’s Operating profit in third quarter 2019 increased 4% to $169 million, while as a percentage of Net sales it decreased 130 basis points to 26.7% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. This increase in Selling, general and administrative expenses was due to increased advertising investment, partially offset by lower overhead expenses.

Successful products contributing to sales in the United States include the relaunched Hill’s Science Diet (with upgraded recipes, improved kibble shapes and redesigned package graphics) and Hill's Prescription Diet Gastrointestinal Biome.

Successful products contributing to sales internationally include Hill’s Prescription Diet Stews and the relaunched Hill’s Science Diet.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, focused on Oral Care, Personal Care, Home Care and Pet Nutrition. With more than 34,000 people and its products sold in over 200 countries and territories, Colgate is known for household names such as Colgate, Palmolive, elmex, Tom’s of Maine, Sorriso, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sanex, Filorga, EltaMD, PCA Skin, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. The Company is also recognized for its leadership and innovation in promoting environmental sustainability and community wellbeing, including its achievements in saving water, reducing waste, promoting recyclability and improving the oral health of children through its Bright Smiles, Bright Futures program, which has reached more than one billion children since 1991. For more information about Colgate’s global business and how the Company is building a future to smile about, visit http://www.colgatepalmolive.com.

Market Share Information

Management uses market share information as a key indicator to monitor business health and performance. References to market share in this press release are based on a combination of consumption and market share data provided by third-party vendors, primarily Nielsen, and internal estimates. All market share references represent the percentage of the dollar value of sales of our products, relative to all product sales in the category in the countries in which the Company competes and purchases data (excluding Venezuela from all periods).

Market share data is subject to limitations on the availability of up-to-date information. In particular, market share data is currently not generally available for certain retail channels, such as eCommerce or certain discounters. The Company measures year-to-date market shares from January 1 of the relevant year through the most recent period for which market share data is available, which typically reflects a lag time of one or two months. The Company believes that the third-party vendors it uses to provide data are reliable, but it has not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information reported by the Company may be different from market share information reported by other companies due to differences in category definitions, the use of data from different countries, internal estimates and other factors.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast may contain forward-looking statements (as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission (SEC) in its rules, regulations and releases) that set forth anticipated results based on management’s current plans and assumptions. Such statements may relate, for example, to sales or volume growth, net selling price increases, organic sales growth, profit or profit margin growth, earnings per share levels, financial goals, the impact of foreign exchange volatility, cost-reduction plans including the Global Growth and Efficiency Program, tax rates, U.S. tax reform, new product introductions, commercial investment levels, acquisitions, divestitures, share repurchases, or legal or tax proceedings, among other matters. These statements are made on the basis of the Company’s views and assumptions as of this time and the Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. Moreover, the Company does not nor does any other person assume responsibility for the accuracy and completeness of these statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. For more information about factors that could impact the Company’s business and cause actual results to differ materially from forward-looking statements, investors should refer to the Company’s filings with the SEC (including, but not limited to, the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q). Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s website at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

This release discusses Net sales growth (GAAP) and organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments (non-GAAP). Management believes the organic sales growth measure provides investors and analysts with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three and nine months ended September 30, 2019 vs. 2018 included with this release for a comparison of organic sales growth to Net sales growth in accordance with GAAP.

To supplement Colgate’s Condensed Consolidated Statements of Income presented in accordance with GAAP, the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Non-service related postretirement costs, Effective income tax rate, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and excluding charges resulting from the Global Growth and Efficiency Program and, as applicable, acquisition costs in 2019, the benefit from a foreign tax matter in 2018 and the charge related to U.S. tax reform in 2018 (non-GAAP). These non-GAAP financial measures exclude items that, either by their nature or amount, management would not expect to occur as part of the Company’s normal business on a regular basis, such as restructuring charges, charges for certain litigation and tax matters, gains and losses from certain divestitures and certain unusual, non-recurring items. Investors and analysts use these financial measures in assessing the Company’s business performance, and management believes that presenting these financial measures on a non-GAAP basis provides them with useful supplemental information to enhance their understanding of the Company’s underlying business performance and trends. These non-GAAP financial measures also enhance the ability to compare period-to-period financial results. See “Non-GAAP Reconciliations” for the three and nine months ended September 30, 2019 and 2018 included with this release for a reconciliation of these financial measures to the related GAAP measures.

The Company uses these financial measures internally in its budgeting process, to evaluate segment and overall operating performance and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s underlying business performance and trends, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as Net cash provided by operations less Capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the nine months ended September 30, 2019 and 2018 for a comparison of free cash flow before dividends to Net cash provided by operations as reported in accordance with GAAP.

(See attached tables for third quarter results.)

Table 1
Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Three Months Ended September 30, 2019 and 2018

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2019	2018

Net sales	$3,928	$3,845

Cost of sales	1,612	1,576

Gross profit	2,316	2,269

Gross profit margin	59.0%	59.0%

Selling, general and administrative expenses	1,429	1,369

Other (income) expense, net	31	26

Operating profit	856	874

Operating profit margin	21.8%	22.7%

Non-service related postretirement costs	27	18

Interest (income) expense, net	35	36

Income before income taxes	794	820

Provision for income taxes	167	258

Effective tax rate	21.0%	31.5%

Net income including noncontrolling interests	627	562

Less: Net income attributable to noncontrolling interests	49	39

Net income attributable to Colgate-Palmolive Company	$578	$523

Earnings per common share
Basic	$0.67	$0.60
Diluted	$0.67	$0.60

Average common shares outstanding
Basic	858.7	868.8
Diluted	861.2	871.1

Table 2
Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Nine Months Ended September 30, 2019 and 2018

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2019	2018

Net sales	$11,678	$11,733

Cost of sales	4,767	4,755

Gross profit	6,911	6,978

Gross profit margin	59.2%	59.5%

Selling, general and administrative expenses	4,163	4,061

Other (income) expense, net	125	114

Operating profit	2,623	2,803

Operating profit margin	22.5%	23.9%

Non-service related postretirement costs	79	65

Interest (income) expense, net	113	106

Income before income taxes	2,431	2,632

Provision for income taxes	586	717

Effective tax rate	24.1%	27.2%

Net income including noncontrolling interests	1,845	1,915

Less: Net income attributable to noncontrolling interests	121	121

Net income attributable to Colgate-Palmolive Company	$1,724	$1,794

Earnings per common share
Basic(1)	$2.00	$2.06
Diluted(1)	$2.00	$2.05

Average common shares outstanding
Basic	860.1	871.9
Diluted	862.4	875.0
Note:

(1) Basic and diluted earnings per share are computed independently for each quarter and any year-to-date period presented. As a result of changes in shares outstanding during the year and rounding, the sum of the quarters’ earnings per share may not necessarily equal the earnings per share for any year-to-date period.

Table 3
Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of September 30, 2019, December 31, 2018 and September 30, 2018

(Dollars in Millions) (Unaudited)

	September 30,	December 31,	September 30,
	2019	2018	2018
Cash and cash equivalents	$948	$726	$841
Receivables, net	1,495	1,400	1,532
Inventories	1,371	1,250	1,245
Other current assets	535	417	523
Property, plant and equipment, net	3,689	3,881	3,871
Other assets, including goodwill and intangibles	6,988	4,487	4,559
Total assets	$15,026	$12,161	$12,571

Total debt	$8,151	$6,366	$6,604
Other current liabilities	3,726	3,329	3,662
Other non-current liabilities	2,975	2,269	2,373
Total liabilities	14,852	11,964	12,639
Total Colgate-Palmolive Company shareholders’ equity	(324)	(102)	(430)
Noncontrolling interests	498	299	362
Total liabilities and equity	$15,026	$12,161	$12,571

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities(1)	$7,094	$5,630	$5,643
Working capital % of sales	(2.8)%	(1.7)%	(3.1)%
Note:

(1) Marketable securities of $109, $10 and $120 as of September 30, 2019, December 31, 2018 and September 30, 2018, respectively, are included in Other current assets.

Table 4
Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2019 and 2018

(Dollars in Millions) (Unaudited)

	2019	2018
Operating Activities
Net income including noncontrolling interests	$1,845	$1,915
Adjustments to reconcile Net income including noncontrolling interests to Net cash provided by operations:
Depreciation and amortization	386	385
Restructuring and termination benefits, net of cash	11	(20)
Stock-based compensation expense	83	97
Charge for U.S. tax reform	—	80
Deferred income taxes	79	78
Voluntary benefit plan contributions	(113)	(67)
Cash effects of changes in:
Receivables	(65)	(196)
Inventories	(69)	(36)
Accounts payable and other accruals	(52)	13
Other non-current assets and liabilities	58	(55)
Net cash provided by operations	2,163	2,194

Investing Activities
Capital expenditures	(226)	(321)
Purchases of marketable securities and investments	(152)	(159)
Proceeds from sale of marketable securities and investments	14	28
Payment for acquisitions, net of cash acquired	(1,711)	(728)
Other	—	6
Net cash used in investing activities	(2,075)	(1,174)

Financing Activities
Principal payments on debt	(4,184)	(5,478)
Proceeds from issuance of debt	6,008	5,536
Dividends paid	(1,140)	(1,122)
Purchases of treasury shares	(1,024)	(956)
Proceeds from exercise of stock options	490	319
Net cash provided by (used in) financing activities	150	(1,701)

Effect of exchange rate changes on Cash and cash equivalents	(16)	(13)
Net increase (decrease) in Cash and cash equivalents	222	(694)
Cash and cash equivalents at beginning of the period	726	1,535
Cash and cash equivalents at end of the period	$948	$841

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less Capital expenditures)
Net cash provided by operations	$2,163	$2,194
Less: Capital expenditures	(226)	(321)
Free cash flow before dividends	$1,937	$1,873

Income taxes paid	$669	$655

Table 5
Colgate-Palmolive Company

Segment Information

For the Three and Nine Months Ended September 30, 2019 and 2018

(Dollars in Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Sales
Oral, Personal and Home Care

North America	$869	$858	$2,568	$2,509
Latin America	881	856	2,700	2,718
Europe	607	640	1,798	1,908
Asia Pacific	690	673	2,035	2,106
Africa/Eurasia	248	236	732	734

Total Oral, Personal and Home Care	3,295	3,263	9,833	9,975

Pet Nutrition	633	582	1,845	1,758

Total Net Sales	$3,928	$3,845	$11,678	$11,733

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating Profit
Oral, Personal and Home Care

North America	$248	$259	$750	$780
Latin America	235	222	718	757
Europe	153	162	452	480
Asia Pacific	193	191	557	620
Africa/Eurasia	48	41	141	133

Total Oral, Personal and Home Care	877	875	2,618	2,770

Pet Nutrition	169	163	501	492
Corporate(1)	(190)	(164)	(496)	(459)

Total Operating Profit	$856	$874	$2,623	$2,803
Note:

(1) Corporate operations include costs related to stock options and restricted stock units, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

Corporate Operating profit (loss) for the three months ended September 30, 2019 and 2018 includes charges of $26 and $25, respectively, related to the Global Growth and Efficiency Program. Corporate Operating profit (loss) for the three months ended September 30, 2019 includes costs of $18 related to acquisitions.

Corporate Operating profit (loss) for the nine months ended September 30, 2019 and 2018 includes charges of $94 and $107, respectively, related to the Global Growth and Efficiency Program. Corporate Operating profit (loss) for the nine months ended September 30, 2019 includes costs of $18 related to acquisitions.

Table 6
Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended September 30, 2019 vs. 2018

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume(1)	Volume	Volume	Incentives	Exchange

Total Company(1)	2.0%	4.5%	3.0%	3.0%	3.0%	1.5%	(2.5)%

Europe	(5.0)%	—%	1.5%	1.5%	1.5%	(1.5)%	(5.0)%

Latin America	3.0%	8.0%	4.5%	4.5%	4.5%	3.5%	(5.0)%

Asia Pacific	2.5%	3.0%	2.0%	2.0%	2.0%	1.0%	(0.5)%

Africa/Eurasia(1)	5.0%	6.0%	3.0%	2.0%	3.0%	4.0%	(2.0)%

Total International	1.0%	4.5%	3.0%	3.0%	3.0%	1.5%	(3.5)%

North America	1.5%	1.5%	0.5%	0.5%	0.5%	1.0%	—%

Total CP Products	1.0%	3.5%	2.0%	2.0%	2.0%	1.5%	(2.5)%

Hill’s	8.5%	10.0%	6.5%	6.5%	6.5%	3.5%	(1.5)%

Emerging Markets(2)	3.0%	6.0%	3.0%	3.0%	3.0%	3.0%	(3.0)%

Developed Markets	1.5%	3.5%	3.0%	3.0%	3.0%	0.5%	(2.0)%
Notes:

(1) The impact of the Nigeria joint venture on as reported volume was 0% for Total Company and 1.0% for the Africa/Eurasia region.

(2) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

Table 7
Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Nine Months Ended September 30, 2019 vs. 2018

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume(1)	Volume	Volume	Incentives	Exchange

Total Company(1)	(0.5)%	3.5%	1.5%	1.5%	1.5%	2.0%	(4.0)%

Europe	(6.0)%	0.5%	1.0%	1.0%	1.0%	(0.5)%	(6.5)%

Latin America	(0.5)%	7.0%	3.0%	3.0%	3.0%	4.0%	(7.5)%

Asia Pacific	(3.5)%	—%	(0.5)%	(0.5)%	(0.5)%	0.5%	(3.5)%

Africa/Eurasia(1)	(0.5)%	7.5%	2.0%	1.5%	2.0%	6.0%	(8.5)%

Total International	(2.5)%	3.5%	1.5%	1.5%	1.5%	2.0%	(6.0)%

North America	2.5%	2.5%	1.5%	1.5%	1.5%	1.0%	—%

Total CP Products	(1.5)%	3.0%	1.5%	1.5%	1.5%	1.5%	(4.5)%

Hill’s	5.0%	7.0%	3.5%	3.5%	3.5%	3.5%	(2.0)%

Emerging Markets(2)	(1.5)%	4.5%	1.5%	1.5%	1.5%	3.0%	(6.0)%

Developed Markets	0.5%	3.0%	2.0%	2.0%	2.0%	1.0%	(2.5)%
Notes:

(1) The impact of the Nigeria joint venture on as reported volume was 0% for Total Company and 0.5% for the Africa/Eurasia region.

(2) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

Table 8
Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended September 30, 2019 and 2018

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2019	2018
Gross profit, GAAP	$2,316	$2,269
Global Growth and Efficiency Program	1	8
Gross profit, non-GAAP	$2,317	$2,277

			Basis Point
Gross Profit Margin	2019	2018	Change
Gross profit margin, GAAP	59.0%	59.0%	—
Global Growth and Efficiency Program	—%	0.2%
Gross profit margin, non-GAAP	59.0%	59.2%	(20)

Selling, General and Administrative Expenses	2019	2018
Selling, general and administrative expenses, GAAP	$1,429	$1,369
Global Growth and Efficiency Program	(28)	(9)
Selling, general and administrative expenses, non-GAAP	$1,401	$1,360

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2019	2018	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	36.4%	35.6%	80
Global Growth and Efficiency Program	(0.7)%	(0.2)%
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	35.7%	35.4%	30

Other (Income) Expense, Net	2019	2018
Other (income) expense, net, GAAP	$31	$26
Global Growth and Efficiency Program	3	(8)
Acquisition costs	(18)	—
Other (income) expense, net, non-GAAP	$16	$18

Operating Profit	2019	2018	% Change
Operating profit, GAAP	$856	$874	(2)%
Global Growth and Efficiency Program	26	25
Acquisition costs	18	—
Operating profit, non-GAAP	$900	$899	—%

			Basis Point
Operating Profit Margin	2019	2018	Change
Operating profit margin, GAAP	21.8%	22.7%	(90)
Global Growth and Efficiency Program	0.7%	0.7%
Acquisition costs	0.4%	—%
Operating profit margin, non-GAAP	22.9%	23.4%	(50)

Non-Service Related Postretirement Costs	2019	2018
Non-service related postretirement costs, GAAP	$27	$18
Global Growth and Efficiency Program	(1)	(1)
Non-service related postretirement costs, non-GAAP	$26	$17

Table 8
Continued
Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended September 30, 2019 and 2018

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2019
	Income Before Income Taxes	Provision For Income Taxes(1)	Net Income Including Noncontrolling Interests	Net Income Attributable To Colgate-Palmolive Company	Effective Income Tax Rate(2)	Diluted Earnings Per Share
As Reported GAAP	$794	$167	$627	$578	21.0%	$0.67
Global Growth and Efficiency Program	27	5	22	22	(0.1)%	0.03
Acquisition costs	18	4	14	14	0.1%	0.01
Non-GAAP	$839	$176	$663	$614	21.0%	$0.71

	2018
	Income Before Income Taxes	Provision For Income Taxes(1)	Net Income Including Noncontrolling Interests	Net Income Attributable To Colgate-Palmolive Company	Effective Income Tax Rate(2)	Diluted Earnings Per Share
As Reported GAAP	$820	$258	$562	$523	31.5%	$0.60
Global Growth and Efficiency Program	26	4	22	22	(0.5)%	0.02
U.S. tax reform	—	(80)	80	80	(9.5)%	0.10
Non-GAAP	$846	$182	$664	$625	21.5%	$0.72
The impact of non-GAAP adjustments may not necessarily equal the difference between “GAAP” and “non-GAAP” as a result of rounding.
Notes:
(1) The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.

(2) The impact of non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income before income taxes and Provision for income taxes.

Table 9
Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Nine Months Ended September 30, 2019 and 2018

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2019	2018
Gross profit, GAAP	$6,911	$6,978
Global Growth and Efficiency Program	9	19
Gross profit, non-GAAP	$6,920	$6,997

			Basis Point
Gross Profit Margin	2019	2018	Change
Gross profit margin, GAAP	59.2%	59.5%	(30)
Global Growth and Efficiency Program	0.1%	0.1%
Gross profit margin, non-GAAP	59.3%	59.6%	(30)

Selling, General and Administrative Expenses	2019	2018
Selling, general and administrative expenses, GAAP	$4,163	$4,061
Global Growth and Efficiency Program	(42)	(24)
Selling, general and administrative expenses, non-GAAP	$4,121	$4,037

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2019	2018	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	35.6%	34.6%	100
Global Growth and Efficiency Program	(0.3)%	(0.2)%
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	35.3%	34.4%	90

Other (Income) Expense, Net	2019	2018
Other (income) expense, net, GAAP	$125	$114
Global Growth and Efficiency Program	(43)	(64)
Acquisition costs	(18)	—
Other (income) expense, net, non-GAAP	$64	$50

Operating Profit	2019	2018	% Change
Operating profit, GAAP	$2,623	$2,803	(6)%
Global Growth and Efficiency Program	94	107
Acquisition costs	18	—
Operating profit, non-GAAP	$2,735	$2,910	(6)%

			Basis Point
Operating Profit Margin	2019	2018	Change
Operating profit margin, GAAP	22.5%	23.9%	(140)
Global Growth and Efficiency Program	0.8%	0.9%
Acquisition costs	0.1%	—%
Operating profit margin, non-GAAP	23.4%	24.8%	(140)

Non-Service Related Postretirement Costs	2019	2018
Non-service related postretirement costs, GAAP	$79	$65
Global Growth and Efficiency Program	(4)	(8)
Non-service related postretirement costs, non-GAAP	$75	$57

Table 9
Continued
Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Nine Months Ended September 30, 2019 and 2018

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2019
	Income Before Income Taxes		Provision For Income Taxes(1)	Net Income Including Noncontrolling Interests	Net Income Attributable To Colgate- Palmolive Company	Effective Income Tax Rate(2)	Diluted Earnings Per Share
As Reported GAAP	$2,431		$586	$1,845	$1,724	24.1%	$2.00
Global Growth and Efficiency Program	98		23	75	75	—%	0.09
Acquisition costs	18		4	14	14	—%	0.01
Non-GAAP	$2,547		$613	$1,934	$1,813	24.1%	$2.10

	2018
	Income Before Income Taxes	Provision For Income Taxes(1)	Net Income Including Noncontrolling Interests	Less: Income Attributable To Noncontrolling Interests	Net Income Attributable To Colgate- Palmolive Company	Effective Income Tax Rate(2)	Diluted Earnings Per Share
As Reported GAAP	$2,632	$717	$1,915	$121	$1,794	27.2%	$2.05
Global Growth and Efficiency Program	115	25	90	(3)	93	(0.2)%	0.11
Benefit from a foreign tax matter	—	15	(15)	—	(15)	0.5%	(0.02)
U.S. tax reform	—	(80)	80	—	80	(2.9)%	0.09
Non-GAAP	$2,747	$677	$2,070	$118	$1,952	24.6%	$2.23
The impact of non-GAAP adjustments may not necessarily equal the difference between “GAAP” and “non-GAAP” as a result of rounding.

Notes:
(1) The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.

(2) The impact of non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income before income taxes and Provision for income taxes.

Contacts

John Faucher 212-310-3653
Hope Spiller 212-310-2291